October 30, 2007

Mr. Jeffrey Duncan
2353 Pennington Road
Pennington, NJ 08534


                      Re: Purchase of Option Rights

Dataram Corporation ("the Company") hereby offers to purchase all of your remaining options to purchase the common stock of the Company arising from the stock option granted to you on November 19, 1997. The purchase price per option offered is the difference between the exercise price of the stock option ($2.8125 per share) and the lower of $3.40 or the closing price of the Company's common stock as reported by the NASDAQ stock market on October 30, 2007. The purchase consideration will be paid to you as a lump sum in the payroll dated November 9, 2007, less any applicable withholding.

If you accept this offer, you may need to terminate early any outstanding Rule 10b5-1 Plan and you may wish to have a discussion with counsel before taking this step. You will also need to report this transaction on Form 4 within two days.

This offer must be accepted today or this offer will expire and the transaction will close automatically without the need for further action by either party.


Mark Maddocks
Vice-President, Finance



Accepted:                                Date:
         ________________________________     __________________

         Jeffrey H. Duncan